Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161199

PROSPECTUS SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 22, 2010 AND
PROSPECTUS DATED AUGUST 21, 2009

SAMSON OIL & GAS LIMITED

461,250 AMERICAN DEPOSITARY SHARES REPRESENTING 9,225,000 ORDINARY SHARES

We, Samson Oil & Gas Limited, distributed to selected investors 461,250 American Depositary Shares, or ADSs, representing 9,225,000 of our ordinary shares. The offering price per ADS was US$0.577, inclusive of the US$0.01 conversion fee charged by Bank of New York Mellon, the depositary.

 Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with The Bank of New York Mellon, the depositary. See “Description of American Depositary Shares” beginning on page 24 of the accompanying base prospectus dated August 21, 2009. Our ADSs are listed on the NYSE AMEX under the symbol “SSN.” Our ordinary shares are listed on the Australian Stock Exchange under the symbol “SSN.”  The ADSs sold in this offering have been approved for trading on the NYSE AMEX.

Of the 615,000 ADSs representing 12,300,000 ordinary shares that were offered to selected investors pursuant to the prospectus supplement dated June 22, 2010 and accompanying base prospectus dated August 21, 2009, 461,250 ADSs representing 9,225,000 ordinary shares were sold pursuant to this offering.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement dated June 22, 2010 and page 3 of the accompanying base prospectus dated August 21, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 12, 2010